Exhibit 99

Release:	On receipt, Tuesday, Dec. 1, 2015

Media contact:	Erica Jensen, 515-362-0049, jensen.erica@principal.com

Investor Relations contact:	John Egan, 515-235-9500, egan.john@principal.com

Larry D. Zimpleman to Retire From Principal Financial Group

(Des Moines, Iowa) – The Principal Financial Group® announced today Larry D. Zimpleman, chairman at The Principal®, will retire on Jan. 4, 2016, from the organization. Zimpleman will continue to serve on the board of directors as non-executive chairman.
“In his 44 years at The Principal, Larry drove a number of significant advancements for the organization,” said Dan Houston, president and chief executive officer at The Principal. “He was instrumental in developing our international pension and long-term savings strategy, and in exporting our expertise to high potential markets around the world. Larry also played a critical role in launching our IPO in 2001, but perhaps most noteworthy was his leadership through the Great Recession. His integrity, intellect and inspiration will be greatly missed. We wish Larry, and his wife Kathi, all the best in retirement.”
Zimpleman joined the company in 1971 as an actuarial intern. From 1976 to 2006 he served in various management and leadership positions at the officer level, mostly in the U.S. retirement business. He was named president and chief operating officer of The Principal in 2006; president and chief executive officer in 2008; and president, chairman and CEO until August 2015.
“I am excited and optimistic about the future of the organization with Dan at the helm,” said Larry Zimpleman. “With 31 years of experience under his belt, coupled with an extremely talented senior management team, they will continue our deeply rooted mission of helping people around the globe on the path to financial security.”
About the Principal Financial Group
The Principal Financial Group® (The Principal®)1 is a global investment management leader offering retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $516.2 billion in assets under management2 and serves some 20.6 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

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1 “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
2 As of Sept. 30, 2015.